EXHIBIT 99.1

                              [TOMMY HILFIGER LOGO]
 CONTACT:                  INVESTOR RELATIONS:                 PUBLIC RELATIONS:
                           JOSEPH SCIROCCO/VALERIE MARTINEZ    CAREN BELL
                           (212) 548-1570/1811                 (212) 548-1823


                                                          FOR IMMEDIATE RELEASE


                       TOMMY HILFIGER CORPORATION REPORTS
                    THIRD QUARTER FISCAL 2005 PRETAX RESULTS


HONG KONG, February 2, 2005 - Tommy Hilfiger Corporation (NYSE:TOM) today reported pretax results for the third quarter of its fiscal year ending March 31, 2005.

Net revenue for the third quarter of fiscal 2005 was $427.9 million, a decrease of 5% compared to $450.6 million in the third quarter of fiscal 2004. For the third quarter of fiscal 2005, the Company earned pretax income of $12.6 million, a decline of 58.6% as compared to $30.4 million a year ago. Included in pretax results for the quarter ended December 31, 2004 are charges of $6.6 million for legal and advisory fees relating to the U.S. Attorney investigation, and an additional $0.7 million for the previously announced closing of the Company's Secaucus, NJ facility. Pretax results for the prior year quarter included special charges of $3.2 million for impairment of retail store assets. Excluding special items, the Company earned pretax income of $19.9 million in the third quarter of fiscal 2005 versus $33.6 million a year earlier.

David F. Dyer, President and Chief Executive Officer, stated, "Our results continue to reflect a challenging U.S. department store environment, as well as higher than expected promotional activity during the fall and holiday seasons. We recently took strong action to create a new operating model for the U.S. wholesale division, which we expect will result in improved product assortments and operating efficiencies going forward. At the same time, we are pleased with the performance of our U.S. Company stores where comparable store sales trends turned positive for the quarter, along with the strong results in Europe, Canada and licensing businesses."

In the Company's Wholesale segment, revenue for the third quarter of fiscal 2005 declined 19.0% to $242.7 million from $299.7 million in the prior-year period. Tommy Hilfiger Europe's wholesale component grew by 33.2% to $61.0 million from $45.8 million a year ago, while U.S. wholesale contracted by 30.8% to $165.3 million from $238.8 million in the prior period. Within the Wholesale segment, revenue in the men's component decreased 14.8% to $100.6 million, while the women's component declined 15.5% to $107.5 million. Revenue in the children's component decreased by 36.4% from last year to $34.6 million. In each component, revenue growth in Tommy Hilfiger Europe was offset by declines in the U.S.


                           Tommy Hilfiger Corporation
                        9/F., Novel Industrial Building,
                            850-870 Lai Chi Kok Road,
                                 Cheung Sha Wan,
                               Kowloon, Hong Kong.
                          Tel: 2216 0668 Fax: 2371 2928


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In the Company's Retail segment, revenue for the third quarter of fiscal 2005 increased 21.8% to $165.6 million from $135.9 million in the prior year's quarter. The Company's store count increased by 28 compared to a year ago, including 3 new stores added during the third quarter of fiscal 2005. Comparable store sales at U.S. outlet stores, the Company's largest retail division, increased by a low single digit percentage for the quarter. Tommy Hilfiger Europe's retail component grew by 54.9% to $21.7 million as compared to $14.0 million a year ago. As of December 31, 2004, the Company's worldwide store count was 198, including 158 outlet stores and 40 specialty stores, compared to 170 stores a year earlier, consisting of 132 outlet stores and 38 specialty stores.

Licensing segment revenue rose 31.3% to $19.7 million in the quarter ended December 31, 2004 from $15.0 million for the comparable quarter last year primarily due to contributions from the Company's international licenses.

On an overall basis, Tommy Hilfiger Europe posted a 38.1% increase in revenue to $82.6 million for the third quarter of fiscal 2005 as compared to $59.8 million for the comparative period last year. This increase included approximately $6.8 million resulting from the translation of the stronger euro in fiscal 2005. On a constant currency basis, revenue increased 26.8% for the quarter. Net revenue in the U.S. declined 18.2% to $288.8 million for the third quarter of fiscal 2005 from $353.1 million for the comparative period last year.


NINE MONTH RESULTS

For the nine months ended December 31, 2004, net revenue decreased 5.4% to $1,292.6 million from $1,365.7 million for the same period of fiscal 2004. On a GAAP basis, pretax income was $72.6 million for the nine months ended December 31, 2004, a decrease of 46.2% compared with pretax income of $135.0 million in the year-ago period. The first nine months of fiscal 2005 included special charges totaling $12.5 million for legal fees relating to the U.S. Attorney investigation, impairment of shop fixtures, and the closure of the Company's Secaucus, NJ facility. The first nine months of fiscal 2004 included special items of a pretax gain of $11.0 million from a favorable litigation settlement, and a charge of $3.2 million relating to impairment of retail store assets. Excluding the effect of special items, pretax income declined 33.1% to $85.1 million compared to $127.2 million in the prior year.

The following is a reconciliation of pretax income in accordance with GAAP to pre-tax income, before special items, for three and nine-months ended December 31, 2004 and December 31, 2003. The Company believes that these adjusted financial results provide a more meaningful presentation of its ongoing results of operations.


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(Amounts in millions)          Pretax Income for the     Pretax Income for the
                                Nine Months Ended          Three Months Ended
                          ---------------------------- -------------------------
                          Dec 31, 2004  Dec 31, 2003   Dec 31, 2004 Dec 31, 2003
                          ------------  -------------- ------------ ------------

Pretax income under
   GAAP                    $      72.6   $       135.0  $      12.6  $      30.4

Legal & advisory costs
   for Dept. of Justice
   investigation                    6.6            -             6.6          -
Fixed asset valuation
   adjustment                       3.1            3.2            -          3.2
Exit costs of Secaucus
   facility                         2.8            -             0.7           -
Favorable litigation
   settlement                          -          (11.0)           -           -
                           ------------- -------------- ------------- ----------
Total special items                12.5           (7.8)           7.3        3.2
                           ------------  -------------- ------------- ----------
Pretax income, before
   special items            $      85.1   $       127.2  $       19.9  $    33.6
                           ------------  -------------- ------------- ----------
                           ------------  -------------- ------------- ----------

Although not included in special items, the results for the nine-month period ended December 31, 2003 also include the benefit of a change in accounting estimate of approximately $9 million before income taxes, which was recorded in the first quarter of fiscal 2004 as the Company reevaluated the level of price adjustments provided to retailers.


BALANCE SHEET HIGHLIGHTS

The Company had cash, cash equivalents and short-term investments totaling $543.5 million at December 31, 2004, an increase of $116.9 million from December 31, 2003. Long term debt was $342.7 million, a reduction of $7.5 million from a year earlier. Inventories totaled $238.9 million at December 31, 2004, compared to $242.9 million a year ago, with wholesale inventories at $157.3 million at December 31, 2004 versus $164.2 million a year earlier. Retail inventories increased 3.7% to $81.6 million at December 31, 2004, compared to $78.7 million a year ago, principally to support a net increase of 28 stores opened since December 31, 2003.


TRANSITION OF H HILFIGER

In late January 2005, the Company decided that effective with Fall 2005 deliveries, it will no longer distribute its H Hilfiger collections to U.S. department stores, but will transition its business to a new specialty store concept it plans to develop. The H Hilfiger collections are currently distributed through approximately 120 department stores doors, and 2 of the Company's own specialty stores. The Company plans to more effectively address its U.S. department store consumers' needs for dressier casual attire through the reintroduction of its Tommy Hilfiger Crest collections for men and women. The Company plans to test several retail concept stores during the second half of fiscal 2006.

The Company expects to incur special charges of between $12 million to $15 million in the fourth quarter of fiscal 2005, principally consisting of inventory provisions and other transitional costs in connection with this decision.


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FISCAL YEAR 2005 OPERATING FORECAST REVISED

The Company continues to expect fiscal 2005 revenue to decline in the high single digit percentage range as compared to $1,875.8 million in fiscal 2004. For fiscal 2005, wholesale segment revenue is forecasted to decrease in the mid teen percentage range from $1,387.6 million in fiscal 2004, reflecting growth in the low twenty percentage range in Europe, and contraction in the U.S. businesses of approximately thirty percent.

Within the Wholesale segment, menswear is expected to decline in the mid teens percentage range for fiscal 2005 from $571.7 million in fiscal year 2004. Womenswear is expected to decrease in the high single digit percentage range from $572.2 million in fiscal 2004. Childrenswear is expected to decline in the mid thirty percentage range from $243.7 million in fiscal 2004.

In the Retail segment, revenue is projected to grow in the mid teens percentage range in fiscal 2005 from $425.7 million in fiscal 2004, mainly due to revenue from new store openings in Europe, Canada and the U.S. Licensing segment revenue is expected to increase by the low teen percentage from $62.5 million reported for fiscal 2004 led by higher international royalties, and the translation of the stronger euro and Japanese yen in fiscal 2005.

The contraction in U.S. wholesale revenue, together with higher than expected markdowns during the fall and holiday seasons, are expected to reduce the Company's pretax income for fiscal 2005 below its previous estimates. The Company currently expects pretax income, before special charges, to be approximately 35% below the pretax income, before special items, of $176.4 million in fiscal 2004. The Company also expects to incur pretax special charges for fiscal 2005 of approximately $40 million for legal and advisory fees relating to the U.S. Attorney investigation, the transition of H Hilfiger to a retail model, the closing of the U.S. Young Mens' division, severance payments stemming from the restructuring of the U.S. wholesale business, and the consolidation of the Company's facilities. This estimated range includes $12.5 million recognized during the nine months ended December 31, 2004, but does not include other potential liabilities and special charges that may arise from the U.S. Attorney's Office investigation. Giving effect to the estimated $40 million in special charges explained above, pretax income on a GAAP basis for fiscal 2005 is expected to be approximately 55% below reported pretax income for fiscal 2004 of $169.6 million.


INITIAL OUTLOOK FOR FISCAL YEAR 2006

The Company has not yet finalized plans for fiscal 2006. The Company's initial outlook for fiscal 2006 is for consolidated revenue to be even with or lower than revenue of fiscal 2005 in the low single digit percentage range. The Company's revenue assumptions include a reduction in its U.S. wholesale business and take into account the effects of closing its Young Mens' division and transition of its H Hilfiger business, discussed above. This decline is expected to be partially offset by the continued double digit percentage growth of Tommy Hilfiger Europe. The Company's objective is to increase pretax income in fiscal 2006 by approximately 10% versus fiscal 2005, in each case before special items. This objective contemplates the Company's


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


continued investment in both its U.S. wholesale business and its E commerce business, and development expenses associated with its H Hilfiger business and recent acquisition of Karl Lagerfeld. The Company expects to finalize its plans and update its fiscal 2006 forecast concurrent with the reporting of fiscal 2005 year-end results. Giving effect to the estimated $40 million in pretax special charges in fiscal 2005 explained above, this improvement in pretax income would represent an increase in pretax income on a GAAP basis of approximately 65% in fiscal 2006 compared to fiscal 2005.

The Company's initial outlook does not include the effect of expensing stock options as required under the new accounting rules, which the Company will implement during fiscal 2006.


BARBADOS TREATY UPDATE

As disclosed in its annual report on Form 10-K for the fiscal year ended March 31, 2004, the Company is a tax resident of Barbados and therefore was entitled to the benefits of an income tax treaty between Barbados and the United States. In July 2004, the United States and Barbados signed a protocol to the treaty, which was ratified by the U.S. Senate in October 2004, and ratified by the government of Barbados in December 2004. As a result, the benefits the Company was entitled to under the treaty, which are expected to contribute $10 million to net income in fiscal 2005, have been eliminated as to future periods as of February 1, 2005.


RELEASE OF AFTER-TAX RESULTS AND FILING OF 10Q DELAYED PENDING COMPLETION OF SPECIAL COMMITTEE REVIEW

The Company is delaying the release of its net income and earnings per share for the third quarter of fiscal 2005 and the filing of its Quarterly Report on Form 10-Q for this quarter pending the completion of the review by a Special Committee of its Board of Directors related to the previously disclosed governmental investigation of buying office commissions and related tax matters. The Company is continuing to respond to information requests from the U.S. Attorney's Office in connection with the investigation. The accompanying financial results do not contain any provision for liabilities related to the governmental investigation or the previously disclosed securities class action suits, other than legal expenses incurred to date, since the Company cannot at this time assess the probability of loss or estimate the potential financial exposure relating to such matters. Such liabilities, which may include the institution of administrative, civil or criminal proceedings, claims for back taxes and interest, the imposition of fines and penalties, or other remedies and sanctions, could be material. The Company also cannot predict what impact the inquiry may have on its business, financial condition, results of operations, cash flow or historical financial statements.


Safe Harbor Statement

STATEMENTS MADE BY THE COMPANY THAT ARE NOT HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as


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


amended. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "expect," "believe" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks and uncertainties, including, but not limited to, the overall level of consumer spending on apparel; the financial strength of the retail industry generally and the Company's customers,distributors, licensees and franchisees in particular; changes in trends in the market segments and geographic areas in which the Company competes; the level of demand for the Company's products; actions by our major customers or existing or new competitors; the effect of the Company's strategy to reduce U.S. distribution in order to bring supply and demand into balance; changes in currency and interest rates; changes in applicable tax laws, regulations and treaties (including the U.S./Barbados treaty); changes in economic or political conditions or trade regulations in the markets where the Company sells or sources its products; the effects of any consolidation of the Company's facilities and actions to reduce selling, general and administrative expenses; the outcome of the investigation being conducted by the U.S. Attorney's Office,the related class action lawsuits and the Special Committee's investigation; the ability of the Company to obtain waivers and/or satisfy covenants under its credit agreement and indenture on a timely basis relating to the providing of required financial information; as well as other risks and uncertainties set forth in the Company's publicly-filed documents, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2004. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


CONFERENCE CALL INFORMATION

As previously announced, the Company will be hosting a conference call today at 10:30 a.m. Eastern Time to discuss its financial results and outlook. Those interested in listening to the conference call can access the online broadcast at http://phx.corporate-ir.net/playerlink.zhtml?c=98332&s=wm&e=998039. An online replay of the broadcast will also be available shortly after the completion of the call at the same address and will be available through February 10, 2005.

Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men's and women's sportswear, jeanswear and childrenswear under the Tommy Hilfiger trademarks. Through a range of strategic licensing agreements, the Company also offers a broad array of related apparel, accessories, footwear, fragrance and home furnishings. The Company's products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Central and South America, Japan, Hong Kong, Australia and other countries in the Far East, as well as the Company's own network of outlet and specialty stores in the United States, Canada and Europe.

                                --Tables Follow--


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                           TOMMY HILFIGER CORPORATION
                         SELECTED FINANCIAL INFORMATION
                          STATEMENT OF OPERATIONS DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                 Three Months Ended December 31,
                                                -------------------------------
                                                      2004            2003
                                                ---------------- ---------------
NET REVENUE                                     $          427.9 $         450.6
COST OF GOODS SOLD                                         236.5           250.4
                                                ---------------- ---------------
GROSS PROFIT                                               191.4           200.2


DEPRECIATION AND AMORIZATION                                16.6            19.2
SPECIAL ITEMS                                                7.3             3.2
OTHER SG&A EXPENSES                                        149.2           139.7
                                                ---------------- ---------------
TOTAL SG&A EXEPENSES                                       173.1           162.1


INCOME FROM OPERATIONS                                      18.3            38.1


INTEREST EXPENSE, NET                                        5.7             7.7
                                                ---------------- ---------------

INCOME BEFORE TAXES                             $           12.6 $          30.4
                                                ---------------- ---------------
                                                ---------------- ---------------


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                           TOMMY HILFIGER CORPORATION
                         SELECTED FINANCIAL INFORMATION
                          STATEMENT OF OPERATIONS DATA
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                 Three Months Ended December 31,
                                                -------------------------------
                                                       2004           2003
                                                ---------------- ---------------
NET REVENUE                                      $       1,292.6  $      1,365.7
COST OF GOODS SOLD                                         699.7           739.6
                                                ---------------- ---------------
GROSS PROFIT                                               592.9           626.1


DEPRECIATION AND AMORIZATION                                51.3            57.7
SPECIAL ITEMS                                               12.5           (7.8)
OTHER SG&A EXPENSES                                        438.5           419.3
                                                ---------------- ---------------
TOTAL SG&A EXEPENSES                                       502.3           469.2


INCOME FROM OPERATIONS                                      90.6           156.9


INTEREST EXPENSE, NET                                       18.0            21.9
                                                ---------------- ---------------

INCOME BEFORE TAXES                             $           72.6 $         135.0
                                                ---------------- ---------------
                                                ---------------- ---------------


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                           TOMMY HILFIGER CORPORATION
                         SELECTED FINANCIAL INFORMATION
                               BALANCE SHEET DATA
                                 (IN MILLIONS)
                                  (UNAUDITED)


                                             December 31, December 31, March 31,
                                                2004         2003        2004
                                             ------------ ------------ ---------
CASH AND CASH EQUIVALENTS                    $      478.8 $      401.1 $   414.5
SHORT-TERM INVESTMENTS                               64.7         25.5      27.5
ACCOUNTS RECEIVABLE                                  72.4        105.2     188.5
INVENTORIES                                         238.9        242.9     206.3
PROPERTY AND EQUIPMENT, NET                         235.5        231.8     233.0
INTANGIBLE AND OTHER ASSETS                         923.7        899.0     890.7
CURRENT PORTION OF LONG-TERM DEBT                     0.4          0.9       0.7
LONG TERM DEBT                                      342.7        350.2     350.1


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